FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(b).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz Company                          Internet Communications Corporation (INCC)         (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting       February 1999                      (give title   (specify title
    555 17th Street, Suite 2400             Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             2/1/99       P              100,000      A      $3.00 per  2,910,410             I                   (1)
                                                     shares                         shares(2)
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (1/9/97)
                                                                                                                         Page 1 of 3
                                                                                                                             3/10/99

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This Form 4 is filed jointly by Interwest Group, Inc., Anschutz Company, and Philip F. Anschutz. Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of Interwest Group, Inc., which is the direct owner of the securities indicated.

(2) The 25,000 shares of Common Stock that were being held in escrow pending shareholder approval of the December 30, 1998, transaction by which they were acquired have been released from escrow.

    The 10% Convertible Debenture due 1999, reported on the Form 4 for March 1998, has been extinguished.

(3) Philip F. Anschutz executed a Power of Attorney that authorizes Thomas A. Richardson to sign this Form 4 on his behalf as an individual and on his behalf as Chairman of Anschutz Company.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see instruction 6 for procedure.          Anschutz Company

                                                                                    By:   Philip F. Anschutz
                                                                                          Chairman
                                                                                    **Signature of Reporting Person

Potential persons who are to respond to the collection of information contained     By:   /s/ THOMAS A. RICHARDSON    March 9, 1999
in this form are not required to respond unless the form displays a currently               ----------------------    --------------
valid OMB number.                                                                             Thomas A Richardson     Date
                                                                                              Attorney-in-fact

                                                            (3)SEC 1474 (1/9/97)

                                JOINT INFORMATION



    Name:                Interwest Group, Inc.

    Address:             12201 East Arapahoe Road, Suite C-10
                         Englewood, Colorado 80112

    Designated Filer:    Anschutz Company

    Issuer and Trading
    Symbol:              Internet Communication Corporation (INCC)

    Statement for
    Month/Year:          February 1999

    Signature:           Interwest Group, Inc.


                         By:  /s/ THOMAS G. KUNDERT     March 9, 1999
                              ------------------------  ----------------------
                              Thomas G. Kundert         Date
                              Treasurer






    Name:                Philip F. Anschutz

    Address:             555 17th Street
                         Suite 2400
                         Denver, Colorado 80202

    Designated Filer:    Anschutz Company

    Issuer and Trading
    Symbol:              Internet Communications Corporation (INCC)

    Statement for
    Month/Year:          February 1999

    Signature:           Philip F. Anschutz


                         By:  /s/ THOMAS A. RICHARDSON  March 9, 1999
                              ------------------------  ----------------------
                              Thomas A. Richardson      Date
                              Attorney-in-fact  (3)


                                                 Attachment to SEC 1474 (1/9/97)
                                                                     Page 3 of 3
                                                                         3/10/99